                                                                    Exhibit 11.1



                     HORIZON MENTAL HEALTH MANAGEMENT, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                            Three Months Ended                             Nine Months Ended
                                                    May 31                                         May 31
                                           ------------------------                      -----------------------
                                              1995          1996                            1995         1996
                                           ----------    ----------                      ---------    ----------
SIMPLE

  Net income                                 $ 1,535       $ 1,445                        $ 2,362       $ 4,030
  Average outstanding shares                   3,250         3,606                          2,495         3,578
                                             -------       -------                        -------       -------
  Simple net income per share                $  0.47       $  0.40                        $  0.95       $  1.13
                                             =======       =======                        =======       =======


PRIMARY

  Net income                                 $ 1,535       $ 1,445                        $ 2,362       $ 4,030
  Average outstanding shares                   3,250         3,606                          2,495         3,578
  Common stock equivalents assuming
    exercise of stock options                    681           768(A)                         678           759(A)
                                             -------       -------                        -------       -------

  Shares for primary                           3,931         4,374                          3,173         4,337
                                             =======        ======                         ======       =======

  Primary net income per share (1)           $  0.39       $  0.33                        $  0.74       $  0.93
                                             =======       =======                        =======       =======


FULLY DILUTED

  Net income                                 $ 1,535       $ 1,445                        $ 2,362       $ 4,030
  Average outstanding shares                   3,250         3,606                          2,495         3,578
  Common stock equivalents assuming
    exercise of stock options                    681           773(A)                         678           778(A)
                                             -------       -------                        -------       -------

  Shares for fully diluted                     3,931         4,379                          3,173         4,356
                                             =======       =======                        =======       =======

  Fully diluted net income per share (1)     $  0.39       $  0.33                        $  0.74       $  0.93
                                             =======       =======                        =======       =======



(A) The computational difference in the 1996 primary and fully diluted EPS is the result of using the average price in the primary computation and the ending price (which was higher) in the fully diluted computation.

(1) The calculations for primary and fully diluted net income per share are submitted in accordance with Regulation S-K Item 601(b)(11).





                                      -31-